Filed Pursuant to Rule 424(b)(3)

Registration No. 333-295577

PROSPECTUS SUPPLEMENT NO. 1

(to the Prospectus dated July 1, 2026)

Up to 363,050,536 common shares, including in the form of ADSs, and up to 9,383,899 common shares, including in the form of ADSs, issuable upon exercise of Warrants

This prospectus supplement (this “Prospectus Supplement”) is being filed with the U.S. Securities and Exchange Commission (the “SEC”) to update, amend and supplement the information contained in the prospectus of Azul S.A. (“Azul” or the “Company”), dated July 1, 2026 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-295577) as filed with the SEC, including the documents incorporated by reference therein (the “Registration Statement”), with the information set forth in this Prospectus Supplement. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings ascribed to them in the Prospectus.

The Prospectus relates to the offer and resale, from time to time, by the selling shareholders named in the Prospectus and certain unnamed selling shareholders, if and when set forth in a post-effective amendment to the Registration Statement (together, the “Selling Shareholders”), or their respective donees, pledgees, transferees or other successors in interest selling securities received after the date of the Prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer, of up to 372,434,435 common shares, without par value (“common shares”), of the Company, including common shares in the form of American depositary shares (“ADSs”). Each ADS represents two common shares and may be evidenced by an American depositary receipt, or may be held in uncertificated form.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto and any documents incorporated by reference therein. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus (including the documents incorporated by reference therein) and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement. The information contained in the Prospectus (including any documents incorporated by reference therein) is deemed to be modified and superseded to the extent that information contained in this Prospectus Supplement modifies or supersedes such information. Any statement in the Prospectus that is modified or superseded hereby is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Prospectus Supplement.

We may further amend or supplement the Prospectus and the information in this Prospectus Supplement from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus (including the documents incorporated by reference therein), this Prospectus Supplement, any amendments to the Registration Statement and any subsequent supplements to the Prospectus carefully before you make an investment decision with respect to the ADSs or the common shares.

Our common shares are listed on the Level 2 (Nível 2) segment of B3 S.A.—Brasil, Bolsa, Balcão (“B3”) under the symbol “AZUL3.” Our ADSs are listed on NYSE American LLC (“NYSE American”) under the symbol “AZUL.” On July 2, 2026, the last reported sale price of our ADSs as reported on NYSE American was US$8.82 per ADS, equivalent to US$4.41 per Common Share. On July 2, 2026, the closing price of our common shares as reported on B3 was R$22.88 per Common Share (the U.S. dollar equivalent of US$4.40 per common share, based on the exchange rate reported by the Central Bank of Brazil (Banco Central do Brasil) of R$5.1945 to US$1.00, equivalent to US$8.81 per ADS because each ADS represents two common shares).

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of the Prospectus, and the risks described in the documents incorporated by reference into the Prospectus, including the risks described under “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, to read about factors you should consider before investing in our common shares, including in the form of ADSs.

Neither the SEC, the Brazilian Securities Commission (Comissão de Valores Mobiliários), nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 6, 2026.

Azul to List on the NYSE and Voluntarily Delist from NYSE American

On July 6, 2026, Azul announced that its ADSs and the common shares represented thereby have been approved for listing on the New York Stock Exchange LLC (“NYSE”) and that Azul will voluntarily delist from NYSE American.

Transfer of Listing to the NYSE

Azul has arranged for its ADSs and the common shares represented thereby to be listed on the NYSE. Subject to the satisfaction of the applicable listing conditions, Azul expects that the listing on the NYSE will become effective on July 9, 2026, with trading of the ADSs under the ticker symbol “AZUL” commencing at market open on such date.

Voluntary Delisting from NYSE American

In connection with the transfer of its listing to the NYSE, Azul is voluntarily withdrawing its ADSs and the common shares represented thereby from listing on NYSE American. Azul’s ADSs and the common shares represented thereby will cease to trade on NYSE American with effect from the commencement of trading on the NYSE. Azul intends to file an application on Form 25 with the SEC to delist its ADSs and the common shares represented thereby from NYSE American no earlier July 16, 2026 (which is the date that is 10 calendar days following the date on which Azul delivered notice thereof to NYSE American. The Form 25 will become effective 10 calendar days after filing with the SEC.

Additional Information

Azul’s common shares will continue to be listed and traded on B3 S.A. – Brasil, Bolsa, Balcão under the ticker symbol “AZUL3”. Existing holders of common shares and ADSs are not required to take any action in connection with the transfer of the listing from NYSE American to the NYSE.